Ernst & Young LLP 370 17th Street Suite 4800 Denver, Colorado 80202	Tel: +1 (720) 931 4000 www.ey.com

November 21, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated November 21, 2025, of Dakota Gold Corp. and are in agreement with the statements contained in the second and third paragraphs of Item 4.01 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.